EXHIBIT 16.1

August 17, 2015

Office of the Chief Accountant

Securities and Exchange Commission

100F Street NE

Washington D.C. 20549

Dear Sir/Madam:

We have read the statements made by Kun De International Holdings Inc. (the Company), which were provided to us and which we understand will be filed with the Commission pursuant to Item 4.01 of its Form 8-K, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Respectfully,

David L. Hillary, Jr., CPA, CITP

5797 East 169th Street, Suite 100 Noblesville, IN 46062	317-222-1416	www.HillaryCPAgroup.com